Exhibit 99.1
I.	Purpose
The Audit Committee (“the Committee”) of First BanCorp (the “Corporation”) is appointed by the Board of Directors (the “Board”) to assist the Board in its oversight of:
•	The integrity of the financial statements and internal controls of the Corporation;

•	The compliance by the Corporation with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function; and

•	The qualifications, independence and performance of the Corporation’s independent registered public accounting firm (the “independent auditors”).
II.	Composition
A.	Independence
The Committee shall be composed of a minimum of three directors, each of whom must be independent. A Committee member will qualify as independent if the Board has affirmatively determined that the member has met the requirements of the Corporation’s Independence Principles for Directors and the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”).
B.	Financial Knowledge
Each member of the Committee must be financially literate, or at the time of appointment to the Committee undergo training to become financially literate, and at least one member must be an “audit committee financial expert” as defined by the SEC.
C.	Service On the Audit Committees of Other Public Companies
No Committee member shall simultaneously serve on the audit committee of more than two other public companies, unless the Board affirmatively determines that such service would not impair the ability of such member to effectively serve on the Committee.
D.	Appointment and Membership

The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by the full Board. The Nominating and Corporate Governance Committee will recommend and the Board will designate one member of the Committee to serve as Chairperson of the Committee. Each member of the Committee will serve until his or her resignation, retirement or removal by the Board and until his or her respective successor is appointed.
III.	Meetings and Procedures
A. The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than six times per year. A majority of the members of the Committee shall constitute a quorum. A member of the Committee will be considered present at the meeting if he/she attends in person or via tele- or video-conference.
B. The Committee shall meet separately, in executive session, with the independent auditors, the senior personnel performing the Corporation’s internal audit function, and management as often as it deems necessary and appropriate in its judgment, but at least once a year with each of them.
C. The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.
D. The Committee may request that any directors, officers, or employees of the Corporation, or other persons whose advice and counsel are or have been sought by the Committee or the Corporation, attend any meeting to provide such information as the Committee requests.
E. The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.
F. The Committee shall keep written minutes of its meetings. These minutes shall be maintained with the books and records of the Corporation. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.
IV.	Authority
A. The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Corporation and this Charter.
B. The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting, and other advisors, and the Corporation shall provide appropriate funding for the Committee to retain any such advisors without requiring the Committee to seek Board approval.
C. The Committee shall have the authority to conduct, authorize or oversee investigations into any matters within its scope of responsibility.

D. The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Committee as a whole.
V.	Duties and Responsibilities
A.	Financial Reporting Process
The Committee shall review and discuss with management and, where appropriate, the independent auditors:
1. Major issues regarding financial reporting, accounting principles, and accounting judgments that arose in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles and recent professional (e.g., legal and/or accounting), legislative, or regulatory pronouncements and initiatives. The Committee must understand the impact of these matters on the Corporation’s financial statements.
2. Major issues as to the effectiveness of the Corporation’s internal controls, and any special steps adopted in light of material control deficiencies.
3. The use of pro forma or adjusted non-GAAP financial information or off-balance sheet arrangements.
4. Any complex or unusual transactions that had a significant impact on the Corporation’s financial statements.
5. Any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Corporation’s financial statements.
6. The adequacy of disclosures about changes in internal control over financial reporting.
7. The corporation’s major financial risk exposures and the steps management has taken to identify, monitor and control such exposures.
8. The annual audited financial statements to be included in the Corporation’s annual report on Form 10-K, the quarterly financial statements to be included in the Corporation’s quarterly reports on Form 10-Q, the disclosures to be made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in such SEC reports, and any other financial disclosures to be included in SEC filings or other regulatory filings with regulators.
9. The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.
10. Any analysis prepared by management and/or independent auditor setting forth significant financial reporting issues.
The Committee shall also:

11. Recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.
12. Review and discuss with management (including the senior internal auditing executive) and the independent auditors, management’s annual report on internal control over financial reporting and the independent auditors’ attestation report prior to the filing of the Corporation’s Form 10-K.
13. Review and discuss the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies and, as appropriate, hold related discussions with management and the independent auditors.
14. Review disclosures made to the Committee by the Corporation’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and procedures and internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal control over financial reporting.
15. Prepare any report required by SEC rules to be included in the Corporation’s annual proxy statement.
16. Understand the scope of the internal and external auditor’s review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management responses.
17. Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the Corporation’s financial statements, internal controls, or policies.
B.	Independent Auditors (Independent Registered Public Accounting Firm)
The Committee shall:
1. Have the sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the activities of the Corporation’s independent auditors. The independent auditors shall report directly to the Committee.
2. Review and approve in advance the selection and/or retention of the independent auditors for the performance of all audit and permitted non-audit services and the fees for such services. Pre-approval of audit and permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such services, including through delegation of authority to a member of the Committee. Any service that is approved pursuant to a delegation of authority must be reported to the full Committee at its next scheduled meeting.
3. Meet with the independent auditors, prior to the initiation of the audit, to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing and coordination with the internal auditor.

4. Obtain and review, at least annually, any reports from the independent auditors describing:
a. The independent auditors’ internal quality-control procedures.
b. Any material issues raised by the most recent internal quality-control review, or review by the Public Company Accounting Oversight Board (“PCAOB”), of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.
c. All relationships between the independent auditors and the Corporation (to assess the independent auditors’ independence).
5. In the review of the performance of the independent auditor, consider and evaluate the lead partner of the independent auditor and ensure rotation of the lead partner every five years and other audit partners, every seven years. The Committee will also consider whether there should be a regular rotation of the audit firm itself.
6. After reviewing the reports of the independent auditors and the independent auditors’ work throughout the audit period, evaluate the qualifications, performance and independence of the independent auditors, including considering whether the independent auditor’s quality controls are adequate. The evaluation also shall include the review and evaluation of the audit engagement team. In making this evaluation, the Committee shall take into account the opinions of management and senior personnel performing the Corporation’s internal audit function. The Committee must present its conclusions with respect to the evaluation of the independent auditors to the Board.
7. Set clear policies for the Corporation’s hiring of employees or former employees of the independent auditors. Specifically, the Corporation may not hire as its CEO, CFO, controller, chief accounting officer, or any person serving in an equivalent position, any partner, employee, or former employee of the Corporation’s independent auditors who participated in any capacity in the audit of the Corporation’s financial statements during the one-year period preceding the date of the initiation of the-then current audit.
8. Discuss with the independent auditor, any communication between their local office and the audit firm’s national office with respect to auditing or accounting issues related to the Corporation.
9. Review and discuss periodically (but at least annually prior to the filing with the SEC of the Corporation’s annual report on Form 10-K) any reports from the independent auditors relating to, among other things:
          a. The Corporation’s critical accounting policies and practices.
          b. All alternative treatments of financial information within generally accepted accounting principles in the United States that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

          c. Other material written communication between the independent auditors and management, such as any letter issued, or proposed to by issued, by the independent auditors and the Corporation’s response to that letter or any schedule of unadjusted differences.
10. Discuss with the independent auditors any problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, management’s response to same, and any other matters required to be brought to its attention under auditing standards (such as Statement on Auditing Standards No. 61, as amended).
11. Obtain from the independent auditors, on an annual basis, prior to the filing with the SEC of the Corporation’s annual report on Form 10-K, its assurance that Section 10A of the Securities and Exchange Act of 1934, as amended, has not been implicated.
12. Ensure the resolution of any disagreements between the independent auditors and management.
C.	Internal Audit Function
1. The Committee shall oversee the activities, staffing, budget and organizational structure of the internal audit function, including any recommended changes thereto, as well as the qualifications of the persons performing the internal audit function.
2. The Committee shall review and approve the appointment, dismissal and replacement of the General Auditor, which person shall report to and meet with the Committee on a regular basis, as determined by the Committee.
3. The Committee shall review and approve the annual internal audit plan of, and any special projects undertaken by, the personnel performing the internal audit function. This will include the review of the internal audit department’s responsibilities, budget and staffing.
4. The Committee must discuss with personnel performing the internal audit function any changes to, and the implementation of, the internal audit plan and any special projects, and discuss the results of these efforts. The Committee shall review any significant reports to management prepared by the internal auditing department and management’s responses.
5. The Committee must discuss with personnel performing the internal audit function and with the independent auditor any significant changes required in the planned scope of the annual internal audit plan as a result of assistance to the independent auditor by the internal audit function.
6. The Committee will monitor the effectiveness of the internal audit function.
7. The Committee shall ensure that there are no unjustified restrictions or limitations on the internal audit function.

D.	Risk Management, Control Environment and Compliance With Laws and Regulations
The Committee shall:
1. Oversee the Corporation’s internal control over financial reporting and disclosure controls and procedures and, where applicable, oversee changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control and any fraud involving management or other employees that is reported to the Committee.
2. Discuss periodically with management the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s major financial and operational risk exposures and the steps that management has taken to identify, monitor and control such exposures. In addition, the Committee shall obtain periodically from the personnel performing the Corporation’s internal audit function their assessments of the Corporation’s risk management process and systems of internal control.
3. Meet periodically with the senior personnel performing the internal audit function, the General Counsel’s office, the risk management and compliance units, and the independent auditors to review the Corporation’s policies and procedures that may impact the financial statements and compliance with applicable laws and regulations and the Corporation’s Code of Conduct and Code of Ethics. The Committee shall obtain from any or all of these persons, as it deems appropriate, reports concerning the Corporation’s compliance with internal policies and procedures, including its Code of Conduct and Code of Ethics, and external laws and regulations.
4. Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance. The Committee will review the findings of any examinations by regulatory agencies.
5. Review periodically the Corporation’s Code of Conduct and Code of Ethics, and shall have the sole authority to grant waivers of the Corporation’s Code of Conduct and Code of Ethics to the Corporation’s directors and executive officers. The Committee shall review the process of communicating the Code of Conduct and Code of Ethics and monitor compliance with it.
E.	Evaluations and Reports
1. The Committee shall annually review and assess the performance of the Committee and each Committee member and deliver a report to the Board setting forth the results of its evaluation. In conducting this review and assessment, the Committee shall address matters that it considers relevant to its performance, including, at a minimum, the adequacy, appropriateness, and quality of the information and recommendations that the Committee presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.
2. The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Corporation’s public reporting, the Corporation’s compliance with legal and regulatory requirements, the performance and independence of the Corporation’s independent auditors, the performance of the Corporation’s internal audit function, and the effectiveness of the Corporation’s disclosure controls and procedures and internal control over financial reporting.
F.	Other Matters
The Committee shall:
1. Establish procedures for:
a. The receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and
b. The confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
2. Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.
3. Maintain free and open communication with the Board, management, and the internal and the independent auditors.
4. Annually review and approve the Corporation’s policies and procedures regarding the internal audit function, independent auditor and Committee responsibilities and performance.
G.	Limitation of Committee’s Role
While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor.